As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-143483

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2949397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(303) 682-1982

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen B. Hughes, Chairman and Chief Executive Officer

Smart Balance, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(303) 682-1982

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Linda Y. Kelso, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Fax: (904) 359-8700

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion, dated July 27, 2007

Smart Balance, Inc.

74,410,188 Shares

This prospectus covers a total aggregate of up to 74,410,188 shares of our common stock, par value $.0001 per share, that may be offered from time to time by the selling stockholders identified on page 7 of this prospectus. The shares being offered by this prospectus consist of:

•	up to 14,410,188 shares issued and outstanding;

•

up to 15,388,889 shares issuable (1) upon the conversion of outstanding shares of our Series A convertible preferred stock having an initial conversion price of $9.00 per share or (2) upon the exercise of outstanding investor warrants to purchase common stock that are exercisable upon any redemption of the related Series A convertible preferred stock at an exercise price equal to the conversion price of the Series A convertible preferred stock in effect on the redemption date; and

•

a reserve of 44,611,111 shares to cover increases in the number of shares issuable upon conversion or exercise because of (1) potential reductions to the initial $9.00 conversion price or investor warrant exercise price for reasons that include penalties and anti-dilution measures and (2) increases to the initial $9.00 Series A liquidation preference from accrued but unpaid dividends.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of these shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time in the public market, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 12.

Investing in our securities involves a high degree of risk. See the section entitled “Prospectus Summary—Our Business— Risk Factors” on page 2.

Our common stock is quoted on the OTC Bulletin Board under the symbol “BDSB.OB” On July 25, 2007, the last reported sales price of our common stock was $9.70 per share.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2007

ii

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-143483) under the Securities Act of 1933, as amended, with respect to the common stock the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of, or incorporated by reference in, our prospectus. Because it is a summary, it does not contain all information that you should consider before investing in our shares. You should read the entire prospectus carefully, including “Risk Factors,” our financial statements, the notes to the financial statements and other information incorporated by reference from our other filings with the SEC.

Unless the context otherwise requires, all references in this prospectus to “Smart Balance, Inc.,” “our,” “us,” and “we” refer to Smart Balance, Inc. (formerly known as Boulder Specialty Brands, Inc.) on a consolidated basis. All references in this prospectus to “GFA” refer to GFA Brands, Inc., our wholly owned subsidiary. Unless the context otherwise requires, the information contained in this prospectus gives effect to the May 21, 2007 consummation of the merger in which GFA became our wholly-owned subsidiary, and the change of our name from Boulder Specialty Brands, Inc. to Smart Balance, Inc., which transactions are collectively called the “merger.” We sometimes use the terms “our,” “us” and “we” to refer to GFA as our predecessor before the merger.

OUR BUSINESS

We were incorporated in Delaware on May 31, 2005 under the name Boulder Specialty Brands, Inc., as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then currently unidentified operating business and/or brand in the consumer food and beverage industry.

On May 21, 2007, we completed a merger pursuant to which GFA became our wholly-owned subsidiary. In connection with the merger, we changed our name from Boulder Specialty Brands, Inc. to Smart Balance, Inc. Pursuant to the merger agreement with GFA, we paid an aggregate of $491 million in cash (which included post-closing bonus payments net of tax benefits) as merger consideration. The cash consideration for the merger was funded with cash held in the trust account established in connection with our initial public offering, the proceeds of a private placement and a secured debt financing. None of our stockholders who owned shares of our common stock issued in our initial public offering exercised their right to vote against the merger and convert their shares into a pro rata portion of the trust account.

We, through GFA, our wholly-owned subsidiary, are a fast growing marketer of functional food products in the U.S. (under the trade names Smart Balance® and Earth Balance®). Functional food is defined as a food or a food ingredient that has been shown to affect specific functions or systems in the body and may play an important role in disease prevention. Our signature margarine products utilize a proprietary licensed, patented technology that is free of trans fats and enhances good-to-bad cholesterol ratios.

The Offer

This prospectus covers shares of our common stock, par value $.0001 per share, that may be offered from time to time by the selling stockholders identified on page 7 of this prospectus. We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their pledgees, donees, transferees or other successors in interest.

Risk Factors

Prospective investors should carefully consider the matters we discuss under the caption “Risk Factors,” in the documents incorporated by reference in this prospectus. The risk factors include, among others, the following:

•	Risks involved with our business, including our dependence on (1) license agreements with Brandeis University, (2) third party manufacturers, and (3) a small number of customers; and

•	The debt service requirements for the debt financing that we incurred in order to pay a portion of the merger consideration for our acquisition of GFA;

•

The substantial dilutive effect on our current stockholders in the future from the conversion of the Series A convertible preferred stock or exercise of investor warrants, for which we have reserved, including a cushion for possible reductions in the conversion price or exercise price, a total of 60 million shares of common stock; and

•	The ability of the holders of a majority of the outstanding shares of Series A convertible preferred stock to veto corporate actions such as additional debt or equity financings and acquisitions.

Company Information

Our principal executive offices are located at 6106 Sunrise Ranch Drive, Longmont, Colorado 80503 and our telephone number is (303) 682-1982. Our website address is www.smartbalance.com. Information contained on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

We have applied to list our common stock on the NASDAQ Global Market.

The Offering

Common stock offered by selling stockholders:	Up to 74,410,188 shares are being offered by the selling stockholders. The shares consist of:

•	up to 14,410,188 shares issued and outstanding;

•

up to 15,388,889 shares issuable (1) upon the conversion of outstanding shares of our Series A convertible preferred stock having an initial conversion price of $9.00 per share or (2) upon the exercise of outstanding investor warrants to purchase common stock that are exercisable upon any redemption of the related Series A convertible preferred stock at an exercise price equal to the conversion price of the Series A convertible preferred stock in effect on the redemption date; and

•

a reserve of 44,611,111 shares to cover increases in the number of shares issuable upon conversion or exercise because of (1) potential reductions to the initial $9.00 conversion price or investor warrant exercise price for reasons that include penalties and anti-dilution measures and (2) increases to the initial $9.00 Series A liquidation preference from accrued but unpaid dividends.

Use of proceeds:	We will not receive any proceeds from the sale of the shares offered by the selling stockholders.

OTC Bulletin Board Symbol:	BDSB.OB

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information incorporated by reference in this prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe that communicating our expectations to our stockholders is important. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements, including among other things:

•	our ability to:

(1)	maintain, promote, support and extend the brand equity in the Smart Balance® and Earth Balance® trade names;

(2)	maintain the exclusive license of the intellectual property utilized in many of our products and protect our proprietary formulations;

(3)	maintain and grow margarine distribution and sales;

(4)	anticipate and respond to new consumer trends;

(5)	develop, introduce, market and distribute new products and sizes;

(6)	create additional channels of distribution;

(7)	achieve sales and earnings forecasts, which are based on assumptions regarding sales volume, product mix and other items;

(8)	maintain profit margin in the face of a consolidating retail environment and large global customers;

(9)	recruit and retain officers, key employees or directors; and

(10)	remain in compliance with the terms and conditions of our secured debt facility;

•	recalls of our products if they become adulterated or misbranded;

•

impact of unforeseen economic and political changes in markets where we compete, such as export and import restrictions, currency exchange rates and restrictions, inflation rates, recession, foreign ownership restrictions, nationalization and other external factors over which we have no control;

•	performance of our business in hyperinflationary environments;

•	changes in accounting treatments and estimates in critical accounting judgments;

•	effectiveness of advertising, marketing and promotional programs;

•	increases in raw material costs and interruptions in supply of raw materials;

•	impact of global industry conditions, including the effect of an economic downturn in the food industry;

•	currency movements, fluctuations in levels of customer inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment;

•	ability to satisfy covenants and operating ratios relating to borrowings; and

•	competitive responses from large competitors which require increased trade promotion.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling shareholders, although we will receive proceeds from any exercise of the related investor warrants, if the exercise price is paid in cash.

SELLING STOCKHOLDERS

On behalf of the selling stockholders named in the table below (including pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non–sale related transfer), we are registering, pursuant to the registration statement of which this prospectus is a part, 74,410,188 shares of our common stock, which consist of:

•	14,410,188 shares issued and outstanding;

•

15,388,889 shares issuable (1) upon the conversion of outstanding shares of our Series A convertible preferred stock having an initial conversion price of $9.00 per share or (2) upon the exercise of outstanding investor warrants to purchase common stock that are exercisable upon any redemption of the related Series A convertible preferred stock at an exercise price equal to the conversion price of the Series A convertible preferred stock in effect on the redemption date; and

•

a reserve of 44,611,111 shares to cover increases in the number of shares issuable upon conversion or exercise because of (1) potential reductions to the initial $9.00 conversion price or investor warrant exercise price for reasons that include penalties and anti-dilution measures and (2) increases to the initial $9.00 Series A liquidation preference from accrued but unpaid dividends.

We are registering the shares being offered under this prospectus pursuant to a registration rights agreement we entered into with the selling stockholders for shares issued or issuable in connection with a private placement that closed on May 21, 2007.

We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “Plan of Distribution.”

The table below lists the selling stockholders and information regarding their ownership of common stock as of May 21, 2007. As designated in the footnotes to the table below, certain selling stockholders may not convert, and we shall not issue any common stock upon any attempted conversion of, any of their Series A convertible preferred stock into our common stock to the extent that after giving effect to such conversion, the selling stockholder, together with their affiliates, would have acquired, through conversion of the Series A convertible preferred stock or otherwise, beneficial ownership of shares of our common stock in excess of 9.99% or, where applicable, 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. Each selling stockholder subject to the restriction may elect to: (i) apply any percentage between 4.99% and 9.99% instead of 9.99% (except for selling stockholders subject to a 4.99% limitation); or (ii) waive such limitation in whole or in part permanently or temporarily upon 65 days notice.

Except as indicated in the footnotes below, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior To This Offering(1)(2)	Percentage of Outstanding Voting Stock(3)	Number of Shares Being Offered Hereby	Shares of Common Stock Beneficially Owned After Offering
				Number(2)(4)	Percentage of Outstanding Common Stock(5)
Adage Capital Partners, L.P.(6)(21)	5,121,835	10.96%	3,121,835	2,000,000	4.28%
Aragon Trading Company, L.P. and Michael O’Brien(7)	99,935	*	30,645	69,290	*
Canyon Capital Advisors LLC(8)	1,448,019	3.17%	1,448,019	0	—
Citigroup Global Markets, Inc.(9)	4,410,344	9.45%	3,016,086	1,394,258	2.99%

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior To This Offering(1)(2)	Percentage of Outstanding Voting Stock(3)	Number of Shares Being Offered Hereby	Shares of Common Stock Beneficially Owned After Offering
				Number(2)(4)	Percentage of Outstanding Common Stock(5)
Fort Mason Master, L.P. and Fort Mason Partners, L.P.(10)(22)	612,899	1.34%	612,899	0	—
Glenhill Advisors, L.L.C. and Glenn J. Krevlin(11)(23)	6,225,797	12.90%	1,225,797	5,000,000	10.36%
Glenview Capital Management, LLC(12)(23)	4,323,748	9.45%	4,323,748	0	—
Highbridge International LLC(13)	670,241	1.47%	670,241	0	—
Investcorp Interlachen Multi-Strategy Master Fund Limited(14)	268,097	*	268,097	0	—
Kings Road Investments Ltd.(15)(23)	2,338,695	5.11%	2,338,695	0	—
Old Lane US Master Fund, L.P.(16)	612,899	1.34%	612,899	0	—
OZ Management LP(17)(23)	10,088,747	22.05%	10,088,747	0	—
Robert J. Gillespie and Westmount Investments, L.L.C.(18)	99,935	*	30,645	69,290	*
SF Capital Partners Ltd.(19)	3,720,483	7.94%	1,340,483	2,380,000	5.08%
UBS AG, LONDON BRANCH(20)	670,241	1.47%	670,241	0	—

*	Less than 1%.
(1)

The number of shares reflected includes, in addition to shares of common stock purchased by the selling stockholders in the private placement, the shares of common stock issuable upon the conversion of the Series A convertible preferred stock (without regard to any 4.99% to 9.99% limitation on conversion described above to which selling stockholders may be subject) shown in the table below, assuming a conversion price of $9.00 per share and no accrued but unpaid dividends. The amounts shown do not include additional shares of common stock issuable upon conversion of the Series A convertible preferred stock or exercise of the related investor warrants because of (a) potential reductions to the initial $9.00 conversion price for reasons that include penalties and anti-dilution measures, and (b) increases to the initial $9.00 Series A liquidation preference from accrued but unpaid dividends. If we redeem the Series A preferred stock, the related investor warrants will become exercisable for common stock at an exercise price equal to the conversion price of the Series A convertible preferred stock in effect on the redemption date.

The following table lists the number of shares of Series A preferred stock beneficially owned by the selling stockholders (and their affiliates) as of May 21, 2007:

Selling Stockholder	Number of Shares of Series A Convertible Preferred Stock
Adage Capital Partners, L.P.	1,111,111
Aragon Trading Company, L.P. and Michael O’Brien	13,889
Canyon Capital Advisors LLC	777,778
Fort Mason Master, L.P. and Fort Mason Partners, L.P.	277,778
Glenhill Advisors, L.L.C. and Glenn J. Krevlin	555,556
Glenview Capital Management, LLC	3,308,333
Kings Road Investments Ltd.	1,333,333
Old Lane US Master Fund, L.P.	277,778
OZ Management LP	7,719,444
Robert J. Gillespie and Westmount Investments, L.L.C.	13,889

(2)

The shares of common stock beneficially owned include, in addition to shares of common stock issued in our initial public offering, common stock issuable upon the exercise of founding director and public warrants.

(3)

Holders of the Series A convertible preferred stock are entitled to vote on an as-converted basis together with the holders of the common stock (without regard to any 4.99% to 9.99% limitation on conversion described above to which selling stockholders may be subject), and not separately as a class except as required by law or by the restated certificate of incorporation. Assuming a conversion price of $9.00 per share of Series A convertible preferred stock, each share of Series A convertible preferred stock is entitled to one vote. The percentage of outstanding voting stock also assumes, where applicable, that each named selling stockholder (but not any other named stockholder) exercised all of its public or founding director warrants for common stock.

(4)	Assumes the sale by each selling stockholder of all of the shares of common stock covered by this prospectus.
(5)

Based on 45,750,127 shares of common stock outstanding (assuming that all 15,388,889 shares of Series A convertible preferred stock have been converted into common stock at a conversion price of $9.00 per share and assuming no accrued but unpaid dividends). The percentage assumes that the selling stockholder (but no other stockholder) exercised all of the founding director or public warrants held by such selling stockholder individually.

(6)

Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of Adage Capital Partners, L.P. (“ACP”), and as such may be deemed to beneficially own the common stock beneficially owned by ACP. Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), serves as the managing member of ACPGP, and as such may be deemed to beneficially own the common stock beneficially owned by ACP. Robert Atchinson and Phillip Gross are each managing members of ACA, and as such may be deemed to beneficially own the common stock beneficially owned by ACP. Each of ACPGP, ACA, Robert Atchinson and Phillip Gross disclaim beneficial ownership of the securities owned by ACP. Beneficial ownership includes public warrants to purchase 1,000,000 shares of our common stock at a price of $6.00 per share. Each of ACP, ACPGP, ACA, Robert Atchinson and Phillip Gross exercise voting and investment power over the shares beneficially owned by ACP.

(7)

Michael O’Brien, our senior advisor and former director, is an affiliate of Aragon Trading Company, L.P. Beneficial ownership includes founding director warrants to purchase 29,412 shares of our common stock at a price of $1.70 per share. Brian W. Yeatman, Michael R. O’Brien and Shannon P. O’Brien exercise voting and investment power over the shares beneficially owned by Aragon Trading Company, L.P.

(8)

Includes the following affiliates: Canyon Value Realization Fund, L.P., The Canyon Value Realization Fund (Cayman), Ltd., Canyon Balanced Equity Master Fund, Ltd., Canyon Value Realization MAC-18 Ltd. and Institutional Benchmark Series (Master Feeder) Ltd. in respect of the Centaur Series. Joshua S. Friedman and Mitchell R. Julis exercise voting and investment power over the shares beneficially owned by Canyon Capital Advisors LLC and affiliates. Canyon Capital Advisors LLC is an affiliate of a broker-dealer. However, it acquired its shares in the ordinary course of business and at the time of purchase, had no agreements or understandings with any party to distribute the shares.

(9)

Citigroup Global Markets Inc. is a beneficial owner of more than 5% of our outstanding common stock. Citigroup Global Markets Inc. also served as underwriter in our initial public offering and financial advisor in the private placement. Beneficial ownership includes i) 3,475,364 shares of common stock and ii) public warrants to purchase 934,980 shares of our common stock at a price of $6.00 per share. Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. indirectly beneficially own all of the shares directly beneficially owned by Citigroup Global Markets Inc. David Spivak exercises voting and investment power over the shares beneficially owned by Citigroup Global Markets Inc. and affiliates. Citigroup Global Markets, Inc. is a registered broker dealer who, with respect to the shares of our common stock it may sell pursuant to this prospectus, is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

(10)

The shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any. Mr. Daniel German exercises voting and investment power over the shares beneficially owned by each of the Fort Mason Funds.
(11)

Includes the following affiliates: Glenhill Capital, L.P. and Glenhill Capital Overseas Master Fund LP. Glenhill Advisors, L.L.C., Glenn J. Krevlin and affiliates are beneficial owners of more than 5% of our outstanding common stock. Beneficial ownership includes public warrants to purchase 2,500,000 shares of our common stock at a price of $6.00 per share. Glenn J. Krevlin exercises voting and investment power over the shares beneficially owned by Glenhill Advisors, L.L.C., Glenn J. Krevlin and affiliates.

(12)

Includes the following affiliates: Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., GCM Little Arbor Partners, L.P., GCM Little Arbor Institutional Partners, L.P., GCM Little Arbor Master Fund, Ltd. and Glenview Capital Master Fund, Ltd. Glenview Capital Management, LLC and affiliates are beneficial owners of more than 5% of our outstanding common stock. Larry Robbins is the CEO and senior managing member of Glenview Capital Management, LLC, the investment manager of each of Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd., GCM Little Arbor Partners, L.P., GCM Little Arbor Institutional Partners, L.P. and GCM Little Arbor Master Fund, Ltd. As such, he may be deemed to exercise voting and investment control over the shares held by such entities.

(13)

Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(14)

Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley, in his role as chief investment officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Interlachen Capital Group LP and Andrew Fraley disclaim beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

(15)

Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (the “Master Fund”). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. Kings Road, the Master Fund, the Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear and certain other affiliates of Kings Road are beneficial owners of more than 5% of our outstanding common stock.

(16)

Includes the following affiliates: Old Lane US Master Fund, L.P., Old Lane HMA Master Fund, L.P. and Old Lane Cayman Master Fund, L.P. Mukesh Patel and Salil Pitroda exercise voting and investment power over the shares beneficially owned by Old Lane US Master Fund, L.P. and affiliates.

(17)

The 10,088,747 shares represent (i) 7,382,953 shares (issuable upon conversion of the Series A convertible preferred stock) and 2,266,025 shares of common stock, all of which are beneficially owned by OZ Master Fund, Ltd. (“OZMD”), (ii) 152,459 shares (issuable upon conversion of the Series A convertible preferred stock) and 46,794 shares of common stock, all of which are beneficially owned by OZ Global Special Investments Master Fund, L.P. (“SIMF”), (iii) 93,560 shares (issuable upon conversion of the Series A convertible preferred stock) and 28,716 shares of common stock, all of which are beneficially owned by GPC LVII, LLC (“OZGG”) and (iv) 90,472 shares (issuable upon conversion of the Series A convertible preferred stock) and 27,768 shares of common stock, all of which are beneficially owned by Fleet Maritime, Inc. (“OZFT”). Daniel S. Och, as senior managing member of Och-Ziff GP LLC, the general partner of OZ Management LP, the investment manager of OZMD, OZGG and OZFT, may be deemed to have investment and/or voting control of the shares held by OZMD, OZGG and OZFT.

Daniel S. Och is senior managing member of Och-Ziff GP LLC, the General Partner of OZ Advisors LP, which in turn is the general partner of SIMF. In that capacity, he may be deemed to have investment and/or voting control of the shares held by SIMF.

OZ Management LP and its affiliates are beneficial owners of more than 5% of our outstanding common stock.

(18)

Mr. Gillespie is one of our directors. Beneficial ownership includes founding director warrants to purchase 29,412 shares of our common stock at a price of $1.70 per share. Robert J. Gillespie and Carol A. Gillespie exercise voting and investment power over the shares beneficially owned by Westmount Investments, L.L.C.

(19)

Includes the following affiliate: Stark Master Fund Ltd. Michael A. Roth and Brian J. Stark have voting and investment control over securities owned by SF Capital Partners Ltd. and Stark Master Fund Ltd., but Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(20)

Chris Coward exercises voting and investment power over the shares beneficially owned by UBS AG, LONDON BRANCH. UBS AG, LONDON BRANCH is an affiliate of a broker-dealer. However, it acquired its shares in the ordinary course of business and at the time of purchase, had no agreements or understandings with any party to distribute the shares.

(21)

Adage Capital Partners, L.P. has elected to opt out of the Series A convertible preferred stock conversion limitations set forth in note 23 to this table. However, Adage Capital Partners, L.P. may elect to be subject to the conversion limitations if it sends written notice to us stating that it has elected to be subject to these provisions.

(22)

Fort Mason Master, L.P. and Fort Mason Partners, L.P. may not convert any of their Series A convertible preferred stock into our common stock to the extent that after giving effect to such conversion, the selling stockholders would have acquired, through conversion of the Series A convertible preferred stock or otherwise, beneficial ownership of shares of our common stock in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The selling stockholders may elect to waive such limitation in whole or in part permanently or temporarily upon 65 days notice.

The following table sets forth the percentage of outstanding common stock that would be owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. as of May 21, 2007 assuming that they elected to waive the conversion limitation in whole permanently. The table assumes that Fort Mason Master, L.P. and Fort Mason Partners, L.P. (but not any other named stockholder) each converted all of the shares of Series A convertible preferred stock held by it into common stock.

	Amount Beneficially Owned	Percentage of Outstanding Common Stock
Fort Mason Master, L.P. and Fort Mason Partners, L.P.	612,899	2.00%

(23)

Each of the noted selling stockholders may not convert, and we shall not issue any common stock upon any attempted conversion of, any of their Series A convertible preferred stock into our common stock to the extent that after giving effect to such conversion, the selling stockholder, together with their affiliates, would have acquired, through conversion of the Series A convertible preferred stock or otherwise, beneficial ownership of shares of our common stock in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. Each selling stockholder may elect to: (i) apply any percentage between 4.99% and 9.99% instead of 9.99%; or (ii) waive such limitation in whole or in part permanently or temporarily upon 65 days notice.

The following table sets forth the percentage of outstanding common stock that would be owned by each of the noted selling stockholders as of May 21, 2007 assuming that the selling stockholder elected to waive the conversion limitation in whole permanently. The table assumes that each named selling stockholder (but not any other named stockholder) converted all of their shares of Series A convertible preferred stock into, and, where applicable, exercised all of their public warrants for, common stock.

	Amount Beneficially Owned	Percentage of Outstanding Common Stock
Glenhill Advisors, L.L.C. and Glenn J. Krevlin	6,225,797	18.63%
Glenview Capital Management, LLC	4,323,748	12.84%
Kings Road Investments Ltd.	2,338,695	7.38%
OZ Management LP	10,088,747	26.49%

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non–sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker–dealer solicits purchasers;

•	one or more block trades in which the broker–dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker–dealer as principal and resale by the broker–dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

•

through the facilities of any national securities exchange or U.S. inter–dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation;

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker–dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker–dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker–dealer or other financial institution, which, upon a default, they may in turn resell.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three–month period not exceeding certain limitations. Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus.

The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker–dealers or agents acting on their behalf. In effecting sales, broker–dealers or agents engaged by the selling stockholders may arrange for other broker–dealers to participate. Broker–dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker–dealer might be in excess of customary commissions for routine market transactions).

NASD Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this registration statement through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling stockholders shares are and will be held, including location of the particular accounts;

•

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling stockholders, including details regarding any such transactions; and

•

in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

Citigroup Global Markets, Inc. is a registered broker dealer who, with respect to the shares of our common stock they may sell pursuant to this prospectus, is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

In offering the shares covered by this prospectus, the other selling stockholders, and any broker–dealers and any other participating broker–dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker–dealers may be deemed to be underwriting discounts and commissions.

We are required to pay all of our fees and expenses incident to the registration of the shares as well as certain of the expenses of the selling stockholders.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

General

The following description summarizes the material terms of our common stock, Series A convertible preferred stock and related investor warrants. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our restated certificate of incorporation and bylaws and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

Our restated certificate of incorporation authorizes 250,000,000 shares of common stock with a par value of $.0001.

Holders of Series A convertible preferred stock are entitled to vote on an as-converted basis together with the holders of common stock for the election of directors and all other matters requiring stockholder action. Holders of common stock, together with holders of our Series A convertible preferred stock, are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. Upon our liquidation or dissolution, the holders of common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock.

Holders of our common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding preferred stock, including our Series A convertible preferred stock.

Series A Convertible Preferred Stock

A total of 15,388,889 shares of our preferred stock have been designated as Series A convertible preferred stock. The Series A convertible preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, ranks senior to our common stock. Holders of the Series A convertible preferred stock are not entitled to preemptive or other subscription rights. The following summary of the material terms and provisions of the Series A convertible preferred stock is qualified in its entirety by reference to our restated certificate of incorporation, which designates the Series A convertible preferred stock.

Dividends

Dividends on the Series A convertible preferred stock are cumulative and compound from May 21, 2007, which we sometimes refer to as the date of original issuance, at the annual rate of 8% (multiplied by the $9.00 per share purchase price) and will be payable quarterly when and as declared by our board of directors. Beginning five years after the date of original issuance and at the end of each calendar quarter thereafter, the dividend rate will increase at the rate of 0.25% until the dividend rate equals 11%. Beginning seven years after the date of issuance:

•	the annual dividend rate will increase to 15% for each quarter thereafter for which we fail to declare and pay dividends in full in cash, and

•	the annual dividend rate will be fixed at 15% if we fail thereafter to declare and pay dividends in cash for three consecutive quarters.

No dividends may be declared or paid on any common stock, nor may we redeem any common stock, subject to limited exceptions, until we have paid all accrued dividends on the Series A convertible preferred stock in cash. If we pay any dividend or distribution on the common stock, the holders of the Series A convertible preferred stock also will be entitled to receive such dividend or distribution on an as-converted basis.

Liquidation Preference

Holders of the Series A convertible preferred stock have a liquidation preference in the amount of $9.00 per share plus accrued but unpaid dividends. If a “Liquidation” occurs before the fifth anniversary of the date of original issuance of the Series A convertible preferred stock, the liquidation preference will include a premium calculated assuming that the Liquidation occurred on the last day of the quarterly dividend period on or after the fifth anniversary. If our assets are not sufficient to pay the liquidation preference of the Series A convertible preferred stock in full, the holders of the Series A convertible preferred stock will share pro rata in any distribution based on the relative amounts of their respective liquidation preferences, and no distributions will be made to the holders of common stock. However, the holders of Series A convertible preferred stock will participate in liquidating distributions on an as-converted basis, if by converting such Series A convertible preferred stock into common stock the amount they receive would be greater than their liquidation preference. A “Liquidation” is defined as:

a. a voluntary or involuntary liquidation, dissolution or winding up;

b. a sale of all or substantially all our assets;

c. the sale or other transfer of outstanding shares of our capital stock to a purchaser and its affiliates and/or a group of purchasers and their affiliates acting in concert, or a merger or consolidation, in each case under circumstances in which the holders of the voting power of our outstanding capital stock immediately before the transaction (other than the holders of our Series A convertible preferred stock that acquired such shares in our private placement which closed on May 21, 2007) own less than 50% of the voting power of our outstanding capital stock, the surviving or resulting corporation or the acquirer, as the case may be, immediately after the transaction; or

d. any other transaction or series of transactions as a result of which a single person (or investors in the private placement) acquires a majority of our outstanding voting power.

Optional Conversion at Holder’s Election

The Series A convertible preferred stock are convertible at any time, at the option of the holder, into the number of shares of common stock arrived at by dividing $9.00 per share (which is the initial conversion price and which is subject to adjustment as described below in “Adjustments to Conversion Price”) into the per share liquidation preference of $9.00 per share, plus accrued but unpaid dividends. To the extent that dividends accrue but are not paid, the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock will increase.

Holders of our Series A convertible preferred stock may elect to be subject to article IV, section 9(l), of our restated certificate of incorporation that limits the number of shares of common stock that may be acquired upon conversion of Series A convertible preferred stock to the number that would not cause the holder to beneficially own more than 9.99% of our outstanding common stock immediately after the conversion. A holder may elect to reduce this threshold to 4.99%, or any other percentage between 4.99% and 9.99%, and to waive, temporarily or permanently, any of these limitations, upon 65 prior days’ notice to us.

Adjustments to Conversion Price

The conversion price for the Series A convertible preferred stock will decrease, and the number of shares of common stock issuable upon conversion will therefore increase, if we become subject to penalties for delays in taking actions required by the holders of our Series A convertible preferred stock relating to the listing of our common stock or the Series A convertible preferred stock or the registration of our common stock. If we:

a. do not list our common stock on the NASDAQ Global Market or the NASDAQ Capital Market by August 19, 2007, then the conversion price will be reduced by 1% on each 90th day anniversary of the default, if the default has not been cured, subject to a maximum total reduction of 9%;

b. do not have the registration statement declared effective by October 2, 2007, then the conversion price will be reduced by 1% on that day and on each 90th day anniversary of the default, if the default has not been cured, subject to a maximum total reduction of 9%; or

c. do not cause the registration statement to remain effective for the period required by the registration rights agreement, or if investors are not permitted to utilize the registration statement to resell shares for 45 consecutive days or for more than an aggregate of 90 days during any 12-month period, then the conversion price will be reduced by 1% on each 90th day anniversary of the default, if the default has not been cured, subject to a maximum total reduction of 9%.

In no event will a holder of Series A convertible preferred stock be entitled to a cash adjustment in lieu of these adjustments to the conversion price.

The conversion price is also subject to typical anti-dilution adjustments in the event of stock splits, stock dividends and similar events, and will be entitled to anti-dilution protection, subject to limited exceptions (including an exception for up to 9,650,000 options issued to employees, directors or consultants under a board-approved option plan), for issuances of common stock at a price below the conversion price then in effect or the average closing price of the common stock over the 30-day period ending three days before the date of determination. The anti-dilution adjustments will be made on a weighted average basis, which means that the number of shares sold at such price and the number of shares outstanding before such sale will be taken into account in adjusting the conversion price.

Mandatory Conversion

Conversion of all, or a portion of (but not less than 20% of the then outstanding) Series A convertible preferred stock is mandatory, at the conversion price then in effect, upon the first to occur of:

a. the election to convert by holders of at least a majority of the Series A convertible preferred stock, or

b. our election to force a conversion if (i) a registration statement for the resale of the common stock issuable upon conversion of the Series A convertible preferred stock is effective, (ii) we have also elected to redeem all the public warrants that we sold in our initial public offering, and (iii) the last sales price of our common stock has been at least $11.50 per share, if before three years after the date of original issuance of the Series A convertible preferred stock, or at least $12.50 per share on each of 20 trading days within any 30-trading day period ending on the third business day before we provide notice of our election to force the conversion of the Series A convertible preferred stock, if more than three years after the date of original issuance.

If we elect to exercise our right to force conversion within three years of the date of original issuance, the number of shares of common stock issued on conversion will be calculated assuming that the redemption occurs on the last date of the dividend period to occur on or after such third-year anniversary.

Our right to force conversion will be limited to the extent that conversion would require the holder of the shares of Series A convertible preferred stock subject to forced conversion to make filings under the Hart-Scott-Rodino Act or other laws concerning competition.

Redemption

We have the right to redeem all or a portion of (but not less than 20% of the then outstanding) Series A convertible preferred stock at any time after issuance, out of funds legally available for that purpose and subject to compliance with restrictions on redemptions imposed by our lenders, for a cash amount equal to the liquidation preference of $9.00 per share, plus accrued but unpaid dividends. However, if the redemption occurs prior to five years after the date of original issuance of the Series A convertible preferred stock, the redemption price will include a premium calculated assuming that the redemption occurs on the last day of the quarterly dividend period to occur on or after such fifth-year anniversary.

Article IV, section 7, of our restated certificate of incorporation defers our right to redeem shares of Series A convertible preferred stock to the extent that a redemption would (i) cause the investor whose shares are being redeemed to recognize dividend income under the Internal Revenue Code, (ii) result in a matching transaction for an investor subject to the short swing insider trading provisions of section 16 of the Exchange Act, or (iii) require the investor to make filings under the Hart-Scott-Rodino Act or other laws concerning competition.

Voting Rights

Holders of the Series A convertible preferred stock are entitled to vote on an as-converted basis together with the holders of common stock (without regard to any 4.99% to 9.99% limitation on conversion described above to which holders of the Series A convertible preferred stock may elect to be subject), and not separately as a class except as required by law or by our restated certificate of incorporation. So long as the number of outstanding shares of Series A convertible preferred stock is at least 12.5% of the total number of shares of Series A convertible preferred stock issued May 21, 2007, without the consent of the holders of a majority of such shares then outstanding, we may not undertake various corporate actions, including the following:

a. incur or refinance any debt (with limited exceptions, including debt permitted at May 21, 2007) or modify any agreements relating to permitted debt;

b. issue any equity securities (with limited exceptions, including up to 9,650,000 options issued to employees, directors or consultants under a board-approved option plan);

c. enter into, amend or terminate the material terms of any contract with any related party;

d. take any action that could result in a Liquidation, as that term is defined above (other than a chapter 11 proceeding);

e. make acquisitions or investments or dispositions of assets that exceed threshold amounts;

f. change our restated certificate of incorporation in a manner that adversely affects the Series A convertible preferred stock or take any action that impairs our ability to honor the rights and preferences of the Series A convertible preferred stock;

g. make any change in accounting methods or policies (other than as required by GAAP), or any change in auditors; or

h. declare or pay any dividends other than payment of cash dividends on the Series A convertible preferred stock unless said dividends are also made to the holders of Series A convertible preferred stock on an as-converted basis.

Investor Warrants

Owners of our Series A convertible preferred stock own one warrant to purchase our common stock for each share of Series A convertible preferred stock that they own. We refer to these warrants as the “investor warrants.”

The purpose of the investor warrants is to allow the holder to participate in the growth of our company after any redemption by us of the related shares of Series A convertible preferred stock. Each investor warrant becomes exercisable upon the redemption of the related share of Series A convertible preferred stock, at an exercise price equal to the conversion price of the Series A convertible preferred stock in effect on the redemption date. Each investor warrant becomes exercisable thereafter until the later of (1) ten years after issuance, or (2) five years after the investor warrant first becomes exercisable, for such number of shares of common stock into which such redeemed share of preferred stock is then convertible.

Absent any adjustments to the conversion price of the Series A convertible preferred stock, the exercise price of the warrants would be $9.00 per share. After the investor warrants become exercisable, the exercise price of the investor warrants will be subject to the same adjustment provisions that would have applied to the conversion price of the Series A convertible preferred stock had the Series A convertible preferred stock not been redeemed, including penalty adjustments (for defaults such as failure to keep the Securities Act registration statement relating to the underlying warrant shares effective) and anti-dilution adjustments. The exercise price may be paid in cash, or by reducing the number of shares otherwise issuable to the holder, based on the average closing price of our common stock during the 30-day period ending three days before the notice of election of a cashless exercise. If that average closing price is less than the exercise price of an investor warrant on the expiration date of the warrant but the holder has not yet exercised the warrant, the investor warrant will be deemed automatically exercised in a cashless exercise on the expiration date.

Owners of our investor warrants may elect to be subject to section 3(g) of the investor warrant, which limits the number of shares of common stock issuable upon exercise of the investor warrants to the number that would not cause the holder to beneficially own more than 9.99% of our outstanding common stock immediately after the exercise. An investor may elect to reduce this threshold to 4.99%, or any other percentage between 4.99% and 9.99%, and to waive, temporarily or permanently, any of these limitations, upon 65 prior days’ notice to us.

The investor warrants may be transferred separately from the Series A convertible preferred stock to which they relate, but only in compliance with applicable securities laws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the common stock covered by this prospectus is sold (other than information in documents that is deemed not to be filed):

•	Our annual report on Form 10-K for the year ended December 31, 2006;

•	The amendment to our annual report, filed on Form 10-K/A for the year ended December 31, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended March 31 2007;

•	Our current reports on Form 8-K dated February 16, 2007; April 27, 2007; May 10, 2007, May 17, 2007, May 18, 2007, May 21, 2007, May 22, 2007, May 25, 2007, June 4, 2007 and June 14, 2007;

•	Our definitive proxy statement filed with the SEC on April 27, 2007; and

•

The description of our common stock which is contained in our registration statement on Form 8-A filed on August 23, 2005, including amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Smart Balance, Inc.

Attn: Stephen B. Hughes

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(303) 682-1982

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware.

EXPERTS

The financial statements of GFA and its predecessors incorporated by reference in this registration statement have been audited by McGladrey & Pullen, LLP, independent auditor, to the extent and for the periods set forth in their reports.

The financial statements of Smart Balance, Inc. (formerly known as Boulder Specialty Brands, Inc.) incorporated by reference in this registration statement have been audited by Ehrhardt Keefe Steiner & Hottman PC, registered public accounting firm, to the extent and for the periods set forth in their reports.

Smart Balance, Inc.

74,410,188 Shares

PROSPECTUS

                    , 2007

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. You should not assume that the information contained or incorporated by reference in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to” the company,”“ the Registrant,”“ we”,” us”,” our” and similar expressions in this Part II refer to Smart Balance, Inc.( formerly known as Boulder Specialty Brands, Inc.)

Item 14.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission filing fee	$22,661
NASD regulatory fee	$74,315
NASDAQ listing fee	$80,000
Accounting fees and expenses	$30,000
Legal fees and expenses	$105,000
Miscellaneous	$3,024

Total expenses	$315,000

All of the above fees and expenses will be paid by the registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we shall indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we shall advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our restated certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into contractual indemnity agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the

Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

Item 16.	Exhibits.

See Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that:

(1) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

(1) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boulder, Colorado, on July 27, 2007.

SMART BALANCE, INC.

By:	/s/ STEPHEN B. HUGHES
Stephen B. Hughes
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen B. Hughes or Robert S. Gluck, or either of them, acting individually (with full power to each of them to act alone), as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN B. HUGHES Stephen B. Hughes	Chairman of the Board, Chief Executive Officer (principal executive officer) and Director	July 27, 2007

/s/ ROBERT S. GLUCK Robert S. Gluck	Vice Chairman of the Board, Chief Financial Officer and Director	July 27, 2007

/s/ JAMES E. LEWIS* James E. Lewis	Director	July 27, 2007

/s/ ROBERT J. GILLESPIE* Robert J. Gillespie	Director	July 27, 2007

/s/ WILLIAM E. HOOPER* William E. Hooper	Director	July 27, 2007

/s/ GERALD J. LABER* Gerald J. Laber	Director	July 27, 2007

/s/ ROBERT F. MCCARTHY* Robert F. McCarthy	Director	July 27, 2007

/s/ JOHN F. KONZELMANN John F. Konzelmann	Vice President, Controller and Principal Accounting Officer	July 27, 2007

*By:	/s/ ROBERT S. GLUCK
Robert S. Gluck Attorney in fact

EXHIBIT INDEX

2.1.1	Agreement and Plan of Merger by and among GFA Holdings, Inc., BSB Acquisition Co., Inc. and Boulder Specialty Brands, Inc. dated as of September 25, 2006 (incorporated by reference to Exhibit 10.1 of our Form 8-K filed on September 27, 2006)*

2.1.2	Letter Agreement dated as of February 15, 2007 by and among Boulder Specialty Brands, Inc., TSG4, L.P. (as shareholders’ representative), GFA Holdings, Inc., and BSB Acquisition Co. amending the Agreement and Plan of Merger (incorporated by reference to Exhibit 10.1 of our Form 8-K filed on February 16, 2007)*

5.1	Opinion of Morris, Nichols, Arsht & Tunnell LLP as to the legality of the common stock**

23.1	Consent of Morris, Nichols, Arsht & Tunnell LLP (included in Opinion filed as Exhibit 5.1)**

23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.3	Consent of McGladrey & Pullen, LLP

24.1	Powers of Attorney (included on signature page)

*	Filed previously as an exhibit to Form S-3 on June 4, 2007.
**	Filed previously as an exhibit to Amendment No. 1 to Form S-3/A on July 11, 2007.